Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-265406, 333-268821) on Form S-3 and (No. 333-189069) on Form S-8 of our reports dated February 15, 2023, with respect to the consolidated financial statements of EastGroup Properties, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Jackson, Mississippi
February 15, 2023